Exhibit 99.1

September 11, 2019
Re: Tender offer by a third party for KBS Real Estate Investment Trust II, Inc. shares
Dear KBS REIT II Stockholder:
You may soon receive, or have already received, correspondence from Comrit Investments 1, Limited Partnership (the “Bidder”) relating to a tender offer to purchase your shares of KBS Real Estate Investment Trust II, Inc. (the “REIT” or “we”). The Bidder has informed us that its offer price is $3.61 per share. Because each stockholder’s investment decision is a personal one, based on their own financial circumstances and liquidity needs, we make no recommendation to stockholders as to whether to tender or refrain from tendering their shares in this offer.
To decline the Bidder’s tender offer, simply ignore it. You do not need to respond to anything.
In arriving at our position to take no position and remain neutral regarding whether the REIT’s stockholders should accept or reject the tender offer, we considered the following:

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On June 12, 2019, following the declaration of a special distribution in the amount of $0.45 per share of common stock to stockholders of record as of the close of business on June 17, 2019 (the “Special Distribution”), our board of directors approved an updated estimated value per share of the REIT’s common stock of $4.50, effective June 17, 2019 to reflect the impact of the payment of the Special Distribution. The reduction of the estimated value per share from the December 2018 estimated value per share of $4.95 was solely to adjust for the amount of the Special Distribution. On December 3, 2018, our board of directors had approved an estimated value per share of the REIT’s common stock of $4.95, based on the estimated value of the REIT’s assets less the estimated value of the REIT’s liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2018.

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We note that neither the June 2019 nor the December 2018 estimated value per share takes into account estimated disposition costs and fees for our real estate properties that were not under contract to sell, debt prepayment penalties that could apply upon the prepayment of certain of the REIT’s debt obligations or the impact of restrictions on the assumption of debt. The REIT has generally incurred disposition costs and fees related to the sale of each real estate property since inception of 1.7% to 4.4% of the gross sales price less concessions and credits, with the weighted average being approximately 2.4%. If this range of disposition costs and fees were applied to the estimated value of the REIT’s real estate properties, which does not include these costs and fees in the appraised values, the resulting impact on the June 2019 estimated value per share would be a decrease of $0.12 to $0.30 per share.

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In addition, based primarily on market feedback received during recent efforts to sell certain properties and management’s and our advisor’s review and analysis of our current portfolio, we now believe that the value of our real estate portfolio has decreased. Based on this estimated decrease in the value of our real estate portfolio and applying the estimated disposition costs and fees generally incurred in the sale of our real estate properties (which is not included in our estimated value per share per the IPA Valuation Guidelines), our June 2019 estimated value per share may be reduced by $0.42 to $0.89 per share, reflecting a decrease in the value of our real estate portfolio of $0.21 to $0.70 per share and including assumed disposition costs and fees of $0.21 to $0.19 per share, respectively. While we have not completed the full process that we would typically undertake to update the estimated value per share, the impact of the estimated decrease in the value of our real estate portfolio and the impact of estimated disposition costs and fees which would not typically be included in the estimated value per share, would result in a per share value after estimated disposition costs and fees of $3.61 to $4.08 per share. We are providing this information solely to inform you in your decision regarding the Bidder’s tender offer. We have not undertaken a full valuation of our assets and liabilities, and we are not establishing a new estimated value per share at this time. Consistent with our valuation policy, we will provide an updated estimated value per share annually, no later than December 2019. For a full description of the methodologies and assumptions used in the REIT’s valuation, see the REIT’s Current Reports on Form 8-K filed with SEC on June 14, 2019 and December 7, 2018.

Please be aware that the Bidder is in no way affiliated with the REIT, our external advisor, KBS Capital Advisors LLC (the “Advisor”), or KBS Capital Markets Group LLC. Also, please note that the Bidder does not have a copy of our stockholder list. The Bidder’s mailing will be conducted by a third party, which has agreed to keep the list of our stockholders confidential.
Each stockholder must make his or her own decision whether to tender shares, and if so, how many shares to tender. Stockholders are urged to evaluate carefully all information in the tender offer materials, to consult their own financial and tax advisors and to make their own decisions whether to tender or refrain from tendering their shares.
In order to avoid the costs of additional mailings, we may post any updates or changes to our response to this mini-tender offer and/or our response to future mini-tender offers at www.kbs-cmg.com, under the KBS Real Estate Investment Trust II, Inc. “Investor Information” section. Such updates or changes will be filed with the SEC on a Current Report on Form 8-K. If you have any questions related to the tender offer, please contact KBS Capital Markets Group LLC at (866) 527-4264.
We thank you for your investment in the REIT.

Sincerely,
Charles J. Schreiber, Jr.
Chairman of the Board,
Chief Executive Officer and Director
Cautionary Note Regarding Forward-Looking Statements
The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The REIT intends that such forward-looking statements be subject to the safe harbors created by Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the REIT and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The REIT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The REIT makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management.
The appraisal methodology for the REIT’s appraised real estate properties related to the calculation of the December 2018 estimated value per share assumes the properties realize the projected net operating income and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though the appraisals of the appraised real estate properties, with respect to the entity that appraised the REIT’s real estate properties, and the valuation estimates used in calculating the December 2018 estimated value per share, with respect to the REIT and the Advisor, are the respective party’s best estimates as of September 30, 2018 or December 3, 2018, as applicable, the REIT can give no assurance in this regard. Even small changes to these assumptions could result in significant differences in the appraised values of the REIT’s appraised real estate properties and the estimated value per share. Actual events may cause the value and returns on the REIT’s investments to be less than that used for purposes of the December 2018 estimated value per share. As discussed above, based primarily on market feedback received during recent efforts to sell certain properties and management’s and our advisor’s review and analysis of our current portfolio, we now believe that the value of our real estate portfolio has decreased.
The forward-looking statements also depend on factors such as: future economic, competitive and market conditions; the REIT’s ability to maintain occupancy levels and rental rates at its real estate properties; and other risks identified in Part I, Item 1A of the REIT’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with SEC on March 13, 2019, and in Part II, Item 1A of the REIT’s Quarterly Report on Form 10-Q for the period ended June 30, 2019, filed with the SEC on August 12, 2019.